EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of January 1, 2004, by and between HyperFeed Technologies, Inc. (“Company”), and Paul Pluschkell (“Employee”).

RECITALS

1.	The Company believes that Employee possesses unique skills, knowledge, and experience and has demonstrated such skills, knowledge, and experience in pursuing the Company’s goals.

2.	The Company believes it is imperative that it be able to rely upon Employee’s skills and services for a reasonable time in the future.

AGREEMENT

In consideration of the foregoing, the parties agree and intend to be legally bound as follows:

(1) Employment and Term:

The Company hereby engages Employee and Employee hereby accepts such engagement on the terms and conditions set forth herein for a period beginning January 1, 2004 through and including December 31, 2005.

(2) Duties:

(a)	Employee has been elected by the Board of Directors to the position of Chief Executive Officer of the Company. Employee shall perform the duties customarily performed by persons in the position of chief executive officer, and such other duties as the Board of Directors of the Company shall assign to Employee from time to time.

(b)	Employee shall fulfill the duties of the Company’s Chief Executive Officer as defined by the Company’s By-Laws.

(c)	Employee shall devote such time and efforts to completing and fulfilling his duties as is reasonably necessary to maximize the success of the Company’s business.

(3) Compensation:

(a)	Base Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, Company shall pay to Employee a base salary of $300,000 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal income tax withholding, social security and other required payroll taxes. The base salary shall be adjusted annually based on the regional CPI applicable to Chicago, Illinois, with the first adjustment occurring on January 1, 2005.

(b)	Employee Benefits. Employee shall be entitled to the standard employee benefit package made available to employees of the Company, subject to the terms, conditions and restrictions stated in that package and the applicable benefit plan documents. Notwithstanding the preceding sentence, the termination payments available under Exhibit A of this Agreement shall be in lieu of any standard severance benefits payable to Employee under the severance program available generally to employees of Company. Company shall have the right at any time to prospectively amend, modify or eliminate employee benefits, which changes shall become effective immediately.

(c)	Incentive Award. Employee shall be eligible to receive an annual incentive award/bonus as specified in the attached Exhibit A, which is incorporated by reference and made a part of this Agreement.

(4) Termination.

(a)	If Employee’s employment is terminated by the Company without cause, as defined in the HyperFeed Employee Handbook, Employee shall be entitled to receive a lump sum payment of 100% of his current annual base salary.

(b)	The payment specified in (a) above shall be made after deduction of all payroll taxes, including state and federal withholding taxes.

(5) Confidential Information:

(a)	Company Information. Employee agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the

Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of Employee’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

(b)	Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

(6) Conflicting Employment.

Employee agrees that, during the term of his employment with the Company, he will devote all of his time and energy to the Company, and will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of Employee’s employment, nor will he engage in any other activities that conflict with his obligations to the Company.

(7) Covenant Not to Compete.

Employee acknowledges that the Company has invested substantial time, effort and expense in compiling its confidential, trade secret information and in assembling its present staff of personnel. In order to protect the confidentiality of the Company’s proprietary trade secret information, Employee agrees that, during his employment and for 12 months from the day that he cease being an employee of the Company, he shall not directly or indirectly, without the prior written consent of the Company, (i) approach, contact, or otherwise communicate to solicit business from any customer of the Company who he obtained knowledge of through his employment with the Company; (ii) approach, contact or otherwise communicate to solicit business from any customer of the Company with the use or assistance of Confidential Information of the Company; or (iii) use Confidential Information of the Company to interfere with the business relationship of the Company or the Company’s subsidiaries with any customers which are presently existing, or which are existing on the date of termination of Employee’s employment with the Company, in connection with a competing business purpose.

(8) Return of Company Documents.

Employee agrees that, at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of Employee’s employment, Employee agrees to sign and deliver a certification stating he has fully compiled with this provision.

(9) Notification of New Employer.

In the event that Employee ceases to be an employee of the Company, Employee hereby grants consent to the Company to notify Employee’s new employer of Employee’s rights and obligations under this Agreement.

(10) Solicitation of Employees.

Employee agrees that for a period of twelve (12) months immediately following the termination of his employment with the Company, whether with or without cause, he shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or for any other person or entity.

(11) Code of Ethics.

Employee agrees to sign and comply with the Code of Ethics attached to this Agreement as Exhibit B, which is incorporated by reference and made a part of this Agreement.

(12) Representations by Employee.

Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to his employment by the Company. Employee has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

(13) Assignment.

This Agreement may not be assigned by either party without the prior written consent of the other.

(14) Waiver of Breach.

Failure to insist upon strict compliance with any of the terms, promises or conditions of this Agreement shall not be deemed a waiver of such terms, promise or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power, unless specifically stated.

(15) Severability.

The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

(16) Modification.

This Agreement cannot be amended, changed, modified, or discharged except by an agreement in writing signed by both the Company and Employee.

(17) Governing Law.

This Agreement and the performance of this Agreement shall be governed by the laws of the state of Illinois.

(18) Entire Agreement.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or written, between the parties, not embodied herein shall have any force or effect.

(19) Arbitration.

The parties to this Agreement hereby agree that any and all disputes relating to this Agreement shall be resolved by mandatory, binding arbitration under the commercial arbitration rules of the American Arbitration Association. The site for all arbitration hearings shall be San Diego County, California. Each party shall bear all of his/its own costs related to arbitration matters.

(20) Other Agreements.

Employee represents and warrants to the Company that there is no agreement between him and any other person, firm or corporation concerning the performance of services under this Agreement or which in any way might prevent Employee from performing his obligations under this Agreement.

The undersigned parties have signed this Employment Agreement as of January 1, 2004.

“EMPLOYEE”:

/s/ Paul Pluschkell
Paul Pluschkell

“COMPANY”:

/s/ Ronald Langley, Chairman
HyperFeed Technologies, Inc.

By: Ronald Langley

Title: Chairman

EXHIBIT A

BONUS AGREEMENT

This Bonus Agreement is an exhibit to the January 1, 2004 Employment Agreement entered into by and between HyperFeed Technologies, Inc. (“Company”) and Paul Pluschkell (“Employee”).

The terms of the Bonus Agreement are as follows:

(1)	Employee will receive an annual bonus based on the percentage of increase in the Company’s audited net earnings for a given year over the prior calendar year before tax and before executive bonus accruals for the Company’s management.

(2)	The amount of the bonus will be determined by multiplying said percentage of increase in net earnings over the prior year (“Net Earnings”) by 100% of Employee’s annual base salary for said given year.

(3) There will be no cap or maximum amount of the bonus payable to Employee.

(4) Any bonus earned by and awarded to Employee shall be paid to Employee as follows:

(a)	50% of said bonus shall be paid to Employee promptly after the bonus is granted, following finalization of the Company’s audited financial statements; and

(b)	The remaining 50% of said bonus shall be paid to Employee at the end of the first quarter of the following year.

(5)	In the event Net Earnings decrease in a given year when compared to the prior year, the net earnings used to determine a bonus the following year shall consist of the highest annual net earnings of the Company in any of the preceding three (3) years.

(6)	The Company shall withhold and deduct all payroll taxes, including state and federal withholding taxes, from bonus payments before payment to Employee.

(7)	If Employee is terminated by the Company without cause as defined in the HyperFeed Employee Handbook, the Company shall pay to Employee the pro rata amount of a bonus earned through the date of termination in accordance with the calculation in Section (2) above, plus the amount of any unpaid bonus accruals as outlined in Section (4) (b) above.

(8)	If Employee is terminated by the Company for cause as defined in the HyperFeed Employee Handbook, or if Employee voluntarily terminates employment with the Company, Employee will not be eligible to receive the pro rata amount of any bonus for the year of such termination, and Employee shall forfeit the right to receive any unpaid bonus accruals, detailed in Section (4) (b) above, from prior years.

(9)	The first calendar year for which this Bonus Agreement is in effect shall be 2004. This Bonus Agreement will be automatically renewed for one (1) calendar year, i.e., for 2005.

(10)	This Bonus Agreement shall be reviewed annually by the Board of Directors of the Company, and may be modified or terminated on written notice to the Employee not less than ten (10) days before the end of the calendar year. If this Bonus Agreement is terminated any outstanding amounts due to Employee shall be paid to Employee immediately.

EXHIBIT B

HYPERFEED TECHNOLOGIES, INC.
CODE OF ETHICS

A. GENERAL ENUNCIATION OF COMPANY POLICY

1.	HyperFeed Technologies, Inc. (“Company”) has confidence in the loyalty and integrity of all members of their staffs. Proof of their high ethical standards has been demonstrated on numerous occasions. With the current emphasis being given the subject of conflicts of interest, however, the Board of Directors considers it desirable to re-emphasize the traditional policy of the Company on this subject and to publish this statement as a guide to all those, including directors, officers and employees who might, by reason of their Company duties, find themselves in a position where their personal interest could conflict with that of the Company and its shareholders. It is vitally important that both the fact and the appearance of conflicting interests be avoided.

The purpose of this statement is to indicate certain areas in which our policy particularly applies, so that conflicts of interests in the future may be avoided. It also is intended to indicate procedures whereby any possible conflicting interests which may arise from time to time will be disclosed so that, if necessary, corrective action may be taken.

Conflicts of interest may be considered to exist in those instances where the actions or activities of an individual on behalf of the Company also involve (a) the obtaining of an improper personal gain or advantage; (b) an adverse effect upon the Company’s interest; or (c) the obtaining by a third party of an improper gain or advantage.

2.	The Company’s business is in large part dependent upon mutual trust and confidence; therefore, the ethical and legal obligation of officers, directors and employees to act solely for the benefit of the Company cannot be overemphasized. It must be remembered that it is not sufficient simply to avoid actual wrongdoing, but also to avoid even the appearance of wrongdoing because the appearance of wrongdoing can potentially be as damaging to the Company as actual wrongdoing. It would be impossible to present an exhaustive list of actions which might be considered as conflicting with, and damaging to, the Company’s interest. However, it is deemed appropriate to issue this policy statement reaffirming the Company’s position with regard to possible conflicts of interest.

It is the policy of the Company that no officer, director, or employee should use his/her position, or the knowledge gained therein, in such a manner that a conflict between the Company’s interest and his/her personal interest arises.

We believe it would be well to re-emphasize the basic policies in the general area of conflict of interest and to provide a procedure for disclosure of any material interest or affiliation which is in or likely to conflict with official duties.

It would be beyond the scope of this statement to enumerate all possible conflicts of interest; viewed in broad terms; however, the following would be included:

B. PROVISIONS DESCRIBING SPECIFIC SITUATIONS

1. Personal Financial Interest (Investments)

a.	Officers, directors and employees are required to disclose any outside commercial interests which might influence their official decisions or actions. This would include financial interest in an outside enterprise which has business relations with the Company, if such interest represents a substantial portion of the net worth of the officer, director or employee, or a substantial portion of such outside enterprise; investments in a business which might compete with any of the Company’s interest.

b.	No individual may, without consent of the Company, hold directly or indirectly (e.g., by a spouse or dependent relative) a material investment in any business (i) from which the Company buys or to which it sells stocks, bonds or other securities or (ii) from which the Company secures goods or services, if the individual is in a position to act for the Company in the acceptance or service of such goods and services.

c.	Each director, officer, and employee shall report to the Company with respect to any corporation or unincorporated enterprise in which he/she or any member of his/her immediate family has a material or a substantial interest, and which has in the past engaged or may in the future engage in transactions with the Company. He/she shall refrain from knowingly participating in any transaction of the Company in which he/she or any member of his/her immediate family has a material interest, and the Company will refrain from entering into any transaction which any corporation or unincorporated enterprise in which a director, officer, or employee or any member of his/her family has a substantial interest.

2. Inside Information

a.	Each director, officer and employee shall refrain from knowingly buying or selling, for his/her own account or the account of any member of his/her family, any security or other interest which the Company may be considering buying or selling, or has decided to buy or sell, until the Company decision has been completely executed.

He/she shall also refrain from transmitting any knowledge of such considerations or decision or any other information which might be prejudicial to the interests of the Company to any person other than in connection with his/her discharge of his/her Company responsibilities.

b.	Confidential Company information received by an officer, director, or employee in the performance of his/her duties must not be divulged to others nor used for his/her personal profit.

3. Gratuities (Including Entertainment)

a.	The Company opposes acceptance by an individual (or by his/her spouse or dependent relative) of gifts or other favors from parties with whom the Company has or may have a business relationship. It is recognized that declining a gift or favor of nominal value or importance which is intended merely as a token of respect or friendship irrespective of any particular transaction may cause embarrassment. Therefore, but only under such circumstances, the gift or favor may be accepted.

Entertainment is, within limits, a normal part of business activity. However, the giving or receiving of any unusual, excessive or unreasonable entertainment must be avoided.

b.	An individual must not place himself/herself under actual or apparent obligation to anyone by accepting or permitting his/her spouse or a dependent relative to accept gifts or other favors where it might appear that they were given for the purpose of improperly influencing the individual in the performance of his/her Company duties. This does not preclude the acceptance of items of nominal or minor value and which are of such a nature as to indicate they are merely tokens of respect or friendship and not related to any particular transaction.

c.	Each officer, director, employee and the members of his/her immediate family should avoid the receipt of payments, gifts, entertainment or other favors which go beyond common courtesies usually associated with accepted business practice and thereby might be regarded as placing him/her under some obligation to a third party dealing or desiring to deal with the Company.

C. DISCLOSURE IN PERIODIC REPORTS; COMPLIANCE WITH APPLICABLE LAWS

The Company recognizes its responsibilities to its shareholders, NASDAQ, the SEC, and the financial community. The Company’s policy has been and will continue to be that of full, fair, accurate, timely, and understandable disclosure in all periodic reports required to be filed by the Company, e.g., Forms 10-K, 10-Q and 8-K. The Audit Committee monitors this disclosure on a supervisory basis, and has emphasized the need for full, fair, accurate, timely, and understandable disclosure to the Company’s management as well as to the Company’s outside independent auditors.

Similarly, to fulfill its responsibilities to its shareholders, NASDAQ, the SEC, and the financial community, the Company’s policy has always been one of full compliance with applicable governmental rules and regulations, e.g., NASDAQ listing requirements, SEC rules governing periodic reports, etc. This Code of Ethics will serve as a restatement of the Company’s intent to comply fully with all governmental rules and regulations.

D. PROVISIONS PRESCRIBING DISCLOSURE PROCEDURE

1.	In furtherance of the above and to clarify the position of both the Company and its directors, officers and employees with respect to present activities and investments, each individual receiving this statement is directed to submit to the Chairman all facts and information which may involve a conflict of interest as described herein. In the case of the Company’s Chairman, such individuals shall submit to the Company’s Audit Committee all facts and information which may involve a conflict of interest as described herein. No adverse implication will attach to any such submission. The information will serve purely as a basis for evaluation and for discussion with the individual in cases where a possible conflict of interest may appear to be present.

Each individual shall immediately report to the Chairman new or additional information on any matter affecting him/her which is covered herein.

2.	If at any time an officer, director or employee, or a member of his/her immediate family finds that he/she has, or is considering the assumption of, a financial interest or outside relationship which might involve a conflict of interest, or if he/she is in doubt as to the proper application of this Code

•	f Ethics, he/she should immediately make all the facts known to the Chairman or his/her designee and be guided by the instructions he/she receives. Except as otherwise directed by those instructions, he/she should refrain from exercising responsibility in any matter which might reasonably be thought to be affected by his/her adverse interest.

/s/ Paul Pluschkell

Paul Pluschkell

Date: September 30, 2004